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EXHIBIT 21.1

SUBSIDIARIES OF DIGITAL THEATER SYSTEMS, INC.
AS OF DECEMBER 31, 2003

JURISDICTION OF INCORPORATION OR ORGANIZATION
SUBSIDIARIES OF DIGITAL THEATER SYSTEMS, INC.:
Digital Theater Systems (UK) Limited	United Kingdom
DTS (BVI) Limited	British Virgin Islands
SUBSIDIARIES OF DTS (BVI) LIMITED:
DTS (ASIA) Limited	Hong Kong
DTS China Holding Limited	British Virgin Islands
SUBSIDIARY OF DTS CHINA HOLDING LIMITED:
DTS China Licensing (Hong Kong) Limited	Hong Kong
SUBSIDIARY OF DTS CHINA LICENSING (HONG KONG) LIMITED:
Guangzhou DTS Digital Theater System, Co. Ltd.	People's Republic of China

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SUBSIDIARIES OF DIGITAL THEATER SYSTEMS, INC. AS OF DECEMBER 31, 2003